Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

PREFERENCES

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

AÉROPOSTALE, INC.

(Pursuant to Section 151 of the General
Corporation Law of the State of Delaware)

The undersigned officer of Aéropostale, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to authority conferred upon on the Board of Directors of the Corporation (the “Board of Directors”) by the Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), the Board of Directors has authorized the designation of one thousand (1,000) shares of its Preferred Stock, $.01 par value, as “Series B Convertible Preferred Stock”, $.01 par value, none of which has heretofore been issued, and, in furtherance of the foregoing, the Board of Directors has duly adopted the following recitals and resolutions:

WHEREAS, the Restated Certificate provides that the Corporation is authorized to issue two classes of shares, including five million (5,000,000) shares of Preferred Stock, $.01 par value;

WHEREAS, the Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, to fix, state and express the powers, rights, preferences, qualifications, limitations and restrictions thereof, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such series; and such other powers, rights, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix; and

WHEREAS, pursuant to the authority conferred upon the Board of Directors in the Corporation’s Restated Certificate, the Board of Directors, on May 23, 2014, unanimously adopted the following resolution designating one thousand (1,000) shares of preferred stock, $.01 par value, as the Series B Convertible Preferred Stock, which such resolution remains in full force and effect without amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines the designation of, number of shares constituting, and the rights, preferences, privileges, and restrictions relating to said series of Preferred Stock as follows:

1.                   Designation and Amount.  The shares of such securities shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred”) and the number of authorized shares constituting the Series B Preferred shall be one thousand (1,000) (each, a “Share”), which shall not be increased or decreased without the affirmative vote of the holders of a majority of the then outstanding Series B Preferred.

2.                   Dividends and Distributions.  Notwithstanding anything stated herein, the Series B Preferred shall not be entitled to payments of dividends or other distributions from the Corporation.

3.                    Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred shall be entitled to be paid, in priority only with respect to the holders of the Common Stock, an amount in cash equal to the difference between (x) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series B Preferred were converted into Conversion Stock immediately prior to such event less (y) the aggregate Conversion Price payable in connection with such conversion (such amount determined pursuant to the foregoing, the “Liquidation Preference”), and the holders of Series B Preferred shall not be entitled to any further payment.  If upon any such liquidation, dissolution or winding up of the Corporation, its assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Preference of the Series B Preferred held by each such holder.  Not less than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of the Corporation’s equity securities in connection with such liquidation, dissolution or winding up.  The holders of the Series B Preferred shall be entitled to receive payment from the Corporation of the amounts payable with respect to the Series B Preferred upon a liquidation, dissolution or winding up of the Corporation under this Section 3 and, upon delivery of such payment, their Shares shall be cancelled and extinguished and the holders of such Shares shall have no further rights in the Corporation.  Neither the voluntary sale, conveyance, exchange, license or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets (other than in connection with the liquidation, winding-up or dissolution of its business), nor the consolidation, merger or amalgamation of the Corporation with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Corporation shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for purposes of this Section 3.

4.                   Certain Sycamore Group Related Matters.

(a)            Certain Acknowledgments.  In recognition and anticipation that (i) the directors, officers and/or employees of Sycamore Partners Management, L.L.C. (“Sycamore Partners”) and its Affiliates (collectively, “The Sycamore Group”) may serve as directors and/or officers of the Corporation, (ii) the members of The Sycamore Group engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies (as defined in Section 4(f) hereof) will engage in material business transactions with The Sycamore Group and that the Corporation is expected to benefit therefrom, the provisions of this Section 4 are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve any of the members of The Sycamore Group (and their respective employees, officers and directors), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b)            Competition and Corporate Opportunities.  No member of The Sycamore Group (nor any employee, officer or director thereof who at any time is serving as a director (or in a similar capacity) of the Corporation or any of its Affiliated Companies) shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no member of The Sycamore Group nor any employee, officer or director thereof who at any time is serving as a director (or in a similar capacity) of the Corporation or any of its Affiliated Companies (except as provided in Section 4(c) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of any member of The Sycamore Group or any such employee, officer or director thereof.  In the event that any member of The Sycamore Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its Affiliated Companies, no member of The Sycamore Group shall have any duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that any member of The Sycamore Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c)            Allocation of Corporate Opportunities.  In the event that a director or officer of the Corporation who is also a director, officer or employee of any member of The Sycamore Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Companies and any member of The Sycamore Group, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a) A corporate opportunity offered to any Person who is a director or officer of the Corporation, and who is also a director, officer or employee of any member of The Sycamore Group, shall belong to the Corporation if such opportunity is expressly offered to such Person in writing solely in his or her capacity as a director or officer of the Corporation.

(b) Otherwise, such corporate opportunity shall belong to Sycamore Partners.

(d)            Certain Matters Deemed Not To Be Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Section 4, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity (i) that the Corporation is not permitted to undertake under the terms of Article 3 of the Restated Certificate or (ii) that the Corporation is not financially able or contractually permitted or legally able to undertake, or (iii) that is, from its nature, not in the line of the Corporation’s business or (iv) that is of no practical advantage to it or (v) that is one in which the Corporation has no interest or reasonable expectancy.

(e)            Agreements and Transactions with Sycamore Partners.  In the event that any member of The Sycamore Group enters into an agreement or transaction with the Corporation or any of its Affiliated Companies, a director or officer of the Corporation who is also a director or officer of any member of The Sycamore Group shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

(i)            The agreement or transaction was approved, after being made aware of the material facts of the relationship between each of the Corporation or an Affiliated Company thereof and the applicable member of The Sycamore Group and the material terms and facts of the agreement or transaction, by (A) an affirmative vote of a majority of the members of the Board of Directors who are not Persons with a material financial interest in the agreement or transaction by virtue of their being an owner, director or officer of the applicable member of The Sycamore Group (“Interested Persons”), (B) an affirmative vote of a majority of the members of a committee of the Board of Directors consisting of members who are not Interested Persons or (C) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors or committee thereof in the manner set forth in (A) and (B) above;

(ii)            The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

(iii)            The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding any member of The Sycamore Group or Interested Person.

(f)            Certain Definitions.  For purposes of this Section 4, “Affiliated Company” shall mean in respect of the Corporation any company controlled by the Corporation; it being understood that for purposes of this Section 4 that The Sycamore Group shall not be deemed to include the Corporation or any company controlled by the Corporation.

(g)            Termination.  The provisions of this Section 4 shall have no further force or effect for The Sycamore Group at such time as the last to occur of the first date on which (following the date hereof) (i) the members of The Sycamore Group shall first cease to be the owner, in the aggregate, of Series B Preferred and Common Stock representing 5% or more of the then outstanding Common Stock on an as if converted basis and (ii) no officer, director or employee of any member of The Sycamore Group shall be serving as a director or officer of the Corporation and no member of The Sycamore Group has the right to designate any directors of the Corporation pursuant to Section 3 of the Investor Rights Agreement or Section 5 hereof; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation or an Affiliated Company thereof and any member of The Sycamore Group that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (ii) any transaction or agreement entered into between the Corporation or an Affiliated Company thereof and any member of The Sycamore Group.

(h)            Amendment of this Article.   Notwithstanding anything to the contrary elsewhere contained in the Corporation’s Restated Certificate (as in effect from time to time), the affirmative vote of the holders of at least a majority of then outstanding Series B Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s Capital Stock and with each Share of Series B Preferred entitled to one vote, shall be required to alter, amend or repeal (including by way of merger or consolidation), or to adopt any provision inconsistent with (including by way of merger or consolidation), this Section 4.

(i)            Deemed Notice. Any Person purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this Section 4.

5.                   Voting Rights.

(a)            Designation of Directors.  Pursuant to Section 3A of the Investor Rights Agreement, the Sycamore Group will have the right to designate up to two directors to the Board of Directors of the Corporation (the “Series B Preferred Appointees”). The initial Series B Preferred Appointees shall be (A) Stefan Kaluzny and (B) Julian Geiger.  Each initial Series B Preferred Appointee will hold his or her office as a director of the Corporation from the date hereof until the 2015 annual meeting of the stockholders of the Corporation or until his or her death, resignation or removal from the Board of Directors or until his or her successor is otherwise duly elected and qualified in accordance with the provisions of this Certificate of Designation, the Company’s constituent documents and applicable law.

(b)            Election of  Directors.  Following the 2014 annual meeting of the stockholders of the Corporation, in any election of directors of the Corporation, the holders of the then-outstanding Series B Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s Capital Stock and with each Share of Series B Preferred entitled to one vote, shall be entitled (i) until the first date on which the number of shares of Conversion Stock and Common Stock then Beneficially Owned by The Sycamore Group is in the aggregate less than 66.67% of the number of shares of Conversion Stock and Common Stock Beneficially Owned by The Sycamore Group on the Issuance Date (the “66.67% Threshold”) to elect two directors to serve on the Corporation’s Board of Directors until each such Person’s successor is duly elected by the holders of the then-outstanding Series B Preferred or each such Person is removed from office by the holders of the then-outstanding Series B Preferred, and (ii) if the number of shares of Conversion Stock and Common Stock then Beneficially Owned by The Sycamore Group is in the aggregate less than the 66.67% Threshold but greater than 33.33% of the aggregate number of shares of Conversion Stock and Common Stock Beneficially Owned by The Sycamore Group on the Issuance Date (the “33.33% Threshold”), to elect one director to serve on the Corporation’s Board of Directors until such Person’s successor is duly elected by the holders of the then-outstanding Series B Preferred or such Person is removed from office by the holders of the then-outstanding Series B Preferred; provided, however, that the director or directors elected by the Series B Preferred pursuant to this Section 5(b) shall in all cases be the Series B Preferred Appointee(s) designated by The Sycamore Group (and no other Person).  On the first date on which the number of shares of Conversion Stock and Common Stock Beneficially Owned by The Sycamore Group, is in the aggregate less than the 33.33% Threshold, all Series B Preferred voting rights with respect to the election of directors granted under this Section 5(b) shall terminate.  In the event that the holders of the Series B Preferred shall be entitled to elect only one director to serve on the Corporation’s Board of Directors pursuant to this Section 5(b), the holders of the then outstanding Series B Preferred shall have the right to designate which of the two Series B Preferred Appointees previously elected by the holders of the outstanding Series B Preferred shall remain as the Series B Preferred Appointee on the Board of Directors of the Corporation. The affirmative vote or consent of the holders of at least a majority of the then-outstanding Series B Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s Capital Stock and with each Share of Series B Preferred entitled to one vote shall be required to elect each Series B Preferred Appointee to the Corporation’s Board of Directors. If the holders of the Series B Preferred for any reason fail to elect anyone to fill any such Series B Preferred Appointee, such positions shall remain vacant until such time as the holders of the Series B Preferred elect a Series B Preferred Appointee to fill such position and shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s stockholders.

(c)            General Approval Rights.  Subject in any event to Section 4(h) hereof, so long as any Shares of the Series B Preferred are outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Restated Certificate, the affirmative vote or consent of the holders of at least a majority of the then-outstanding Series B Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s Capital Stock and with each Share of Series B Preferred entitled to one vote, will be required in connection with the Corporation taking the following actions:

(i)            increasing or decreasing the number of authorized shares of Series B Preferred;

(ii)           creating (by reclassification or otherwise) any new class or series of shares senior to or pari passu with the Series B Preferred; and

(iii)         altering or changing the rights, preferences or privileges of the Series B Preferred (including by way of merger or consolidation), other than as pursuant to, and effective upon the consummation of, a Change of Control Transaction or as permitted by Section 6(h) below.

(d)            No Other Voting Rights.  Except as set forth in Section 4(h) and in Sections 5(a), 5(b) and 5(c) and except as otherwise required by applicable law, the holders of the Series B Preferred shall have no other voting rights.  In addition, for the avoidance of doubt, the holders of Series B Preferred shall not have any separate class voting rights with respect to any sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, or the consolidation, merger or amalgamation of the Corporation with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Corporation, except (x) as required by the General Corporation Law of the State of Delaware or (y) if the Corporation is not complying in full with (or has not complied in full with) the provisions of Section 6(h) below.

6.                   Conversion.

(a)            Optional Conversion.  At any time and from time to time prior to May 23, 2024, any holder of the Series B Preferred may convert all or any portion of the Series B Preferred (including any fraction of a Share) held by such holder into a number of whole shares of Conversion Stock computed by multiplying the number of Shares to be converted by the Conversion Rate then in effect.  Initially, the number of shares of Conversion Stock into which the outstanding shares of Series B Preferred are convertible is, in the aggregate, 3,932,018 shares of Conversion Stock.  In order to convert all or any portion of the Series B Preferred, the holder thereof must (i) surrender the certificate or certificates representing the Series B Preferred to be converted to the Corporation, with the form on the reverse of or attached to such certificate or certificates duly completed and executed, and (ii) pay in full the Conversion Price then in effect with respect to the number of shares of Conversion Stock to be issued.  Simultaneously with the conversion of all or any portion of the Series B Preferred, payment in full of the Conversion Price shall be delivered to the Corporation.  Payment shall be made in cash or by bank wire transfer in immediately available funds.

Except as otherwise provided herein, each optional conversion of Series B Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred to be converted have been surrendered for conversion at the principal office of the Corporation and the applicable Conversion Price has been paid.

As soon as possible after an optional conversion has been effected (but in any event within three business days in the case of subparagraph (i) below), the Corporation shall deliver to the converting holder:

(i)            a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(ii)           a certificate representing any Shares of Series B Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(b)            Automatic Conversion.  Immediately prior to the effective time of the consummation of a Change of Control Transaction, (i) in the event that the Fair Market Value of the per share consideration to be paid in respect of each share of Common Stock in such Change of Control Transaction (assuming the conversion of all then issued and outstanding shares of Series B Preferred) is greater than the Conversion Price then in effect, then each of the issued and outstanding shares of Series B Preferred shall be automatically converted into such number of shares of Conversion Stock as such holder would be entitled to receive upon an optional conversion of such shares of Series B Preferred effected immediately prior to the effective time of the consummation of such Change of Control Transaction (it being understood and agreed, that in connection with any such automatic conversion, the holders of record of such shares of Series B Preferred shall remain responsible for paying the applicable Conversion Price of such shares of Series B Preferred so converted (such conversion price to be payable at such time and in such manner as if such holder of Series B Preferred had elected an optional conversion with respect to such shares of Series B Preferred pursuant to Section 6(a) hereof)) and (ii) in the event that the Fair Market Value of the per share consideration to be paid in respect of each share of Common Stock in such Change of Control Transaction (assuming the conversion of all then issued and outstanding shares of Series B Preferred) is equal to or less than the Conversion Price then in effect, then each of the issued and outstanding shares of Series B Preferred shall automatically be extinguished and canceled and converted into the right to receive, in respect of each share of  Series B Preferred, an amount in cash equal to the par value of such share of Series B Preferred.  Such automatic conversion shall be conditioned upon the consummation of such Change of Control Transaction and such conversion shall not be deemed to be effective until such Change of Control Transaction has been consummated.  All holders of record of shares of Series B Preferred then outstanding will be given at least 20 days’ prior written notice of the date fixed and the place designated for automatic conversion of all such shares of Series B Preferred pursuant to this Section 6(b).  Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series B Preferred at such holder’s address last shown on the records of the transfer agent for the Series B Preferred (or the records of the Corporation, if it serves as its own transfer agent).

(c)            Conversion Procedures.

(i)            At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(ii)          Notwithstanding any other provision hereof, if a conversion of Series B Preferred is to be made in connection with a Public Offering or other transaction affecting the Corporation, the conversion of any Shares of Series B Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(iii)         The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.

(iv)         The Corporation shall not close its books against the transfer of Series B Preferred or of Conversion Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred.  The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(v)          The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred.  The Corporation shall take all such actions as are necessary in order to ensure that all shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation by the Corporation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance as Conversion Stock upon conversion of the Series B Preferred.  In addition, the Corporation shall ensure that (i) Sycamore Partners, its Affiliates and any subsequent holders of the Series B Preferred Stock will be exempt, only to the extent of the maximum amount of Conversion Stock then issuable (or already issued) upon conversion of all or any portion of the Series B Preferred held by such holders plus any New Securities acquired by such holders pursuant to Section 3D of the Investor Rights Agreement plus any Common Stock already held by Sycamore Partners and its Affiliates as of the Issuance Date plus, during the Standstill Period (and subject to compliance with Section 4 of the Investor Rights Agreement) any other shares of Common Stock acquired by Sycamore Partners, its Affiliates and any subsequent holders of the Series B Preferred Stock, from any triggering event or similar event (whether as a result of the acquisition of the Series B Preferred or the underlying Conversion Stock or otherwise) pursuant to any rights plan or similar agreement or plan maintained from time to time by the Corporation (including that certain Rights Agreement, dated as of November, 26, 2013, as amended from time to time, between the Corporation and American Stock Transfer and Trust Company, LLC, as rights agent (the “Rights Agreement”), and (ii) if the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (“Purchase Rights”) pursuant to any such rights plan or similar agreement or plan maintained from time to time by the Corporation (including, the Rights Agreement), then, upon and at the time of conversion of all or any portion of the Series B Preferred held by the holders thereof, the Corporation shall grant, issue or sell, as applicable, to such holders such Purchase Rights (with the same preferences, privileges and other attributes applicable to the Purchase Rights as granted, issued or sold to the holders of Common Stock) as such holders would or could have acquired had such holders held such shares of Conversion Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, that the terms of the last sentence of this Section 6(c)(v) shall not apply if such holder or its Affiliates violates clause (A) of Section 4A of the Investor Rights Agreement (for the avoidance of doubt, after taking into account the provisos contained in such Section 4A).

(vi)         If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(vii)       If the shares of Conversion Stock issuable by reason of conversion of Series B Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

(d)            Conversion Price.

(i)            The initial “Conversion Rate” shall be equal to 3,932.018 and the initial Conversion Price is $7.25. In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to Sections 6(e) through 6(h) following the Issuance Date.

(e)            Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under Section 6(d)(i), the following shall be applicable:

(i)            Dividends.  If and whenever on or after the Issuance Date the Corporation declares or pays any cash dividends upon the Common Stock, at the same time that it declares and pays such dividends to the holders of the Common Stock, the Conversion Price shall be reduced to a Conversion Price determined by subtracting (a) any such cash dividend declared and paid per share to a holder of Common Stock from (b) the Conversion Price in effect immediately prior to such declaration and payment of the cash dividend.

(ii)           No Adjustment.  Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of:

(A)            shares of Common Stock issued upon conversion of the Series B Preferred; or

(B)            shares of Common Stock or Convertible Securities issued as consideration for a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors.

(iii)         Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(f)            Subdivision or Combination of Common Stock.  If the Corporation at any time declares or pays any stock dividends upon the Common Stock or subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such event shall be proportionately reduced and the Conversion Rate in effective immediately prior to such event shall be proportionately increased, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be proportionately increased and the Conversion Rate in effect immediately prior to such event shall be proportionately reduced.

(g)            Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions, then the Board of Directors shall make an appropriate adjustment in the Conversion Price and Conversion Rate, as applicable, so as to protect the rights of the holders of Series B Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series B Preferred.

(h)            Reorganization, Reclassification, Consolidation, Merger or Sale.  Other than a Change of Control Transaction which results in an automatic conversion of the Series B Preferred pursuant to Section 6(b) hereof, any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”.  Prior to the consummation of any Organic Change (other than an Organic Change that would result in the automatic conversion of the Series B Preferred pursuant to Section 6(b) hereof), the Corporation shall make appropriate provisions to ensure that the Series B Preferred shall not be cancelled or retired as a result of such Organic Change (unless a new series or class of securities is issued to the holders of the Series B Preferred in connection with such Organic Change having the same rights (voting and otherwise), privileges, preferences and restrictions applicable to the Series B Preferred) and each of the holders of the Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change.  In each such case, the Corporation shall also make appropriate provisions to ensure that the provisions of this Section 6 shall thereafter be applicable to such shares of stock, securities or assets.  The Corporation shall not effect any such Organic Change by way of a consolidation, merger or sale (other than an Organic Change that would result in the automatic conversion of the Series B Preferred pursuant to Section 6 hereof), unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (x) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire and (y) the Corporation’s obligations under the Investor Rights Agreement and the Registration Rights Agreement.

(i)            Notices.

(ii)            Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(iii)            The Corporation shall give written notice to all holders of Series B Preferred at least 35 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock, or (B) with respect to any pro rata subscription offer to holders of Common Stock.

(iv)            The Corporation shall also give written notice to the holders of Series B Preferred at least 30 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

7.                   Registration of Transfer.  The Corporation or its transfer agent shall keep at its principal office a register for the registration of Series B Preferred.  Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver or cause to be executed and delivered (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

8.                   Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

9.                   Definitions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Beneficially Owned” shall have the meanings ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Exchange Act. In addition, a Person shall be the “Beneficial Owner” of any voting stock which such Person or any of its Affiliates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate shall be deemed to be the Beneficial Owner of any shares of voting stock solely by reason of a revocable proxy or consent granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies or consents for such meeting, and with respect to which shares neither such Person nor any such Affiliate is otherwise deemed the Beneficial Owner).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in equity of such Person, including, without limitation, all common stock of such Person, but excluding debt securities convertible into such equity.

“Change of Control Transaction” means, with respect to the Corporation, the consolidation or merger of the Corporation with or into any other entity, pursuant to which the Common Stock would be converted into or exchanged for Capital Stock of a Person other than the Corporation, or for other securities, other property or assets; provided, however, that such a consolidation or merger pursuant to which holders of the Corporation’s Capital Stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all classes of the Capital Stock of the continuing or surviving Person (or any direct or indirect parent thereof) entitled to vote generally in elections of directors of the continuing or surviving Person (or any direct or indirect parent thereof) immediately after giving effect to such transaction shall not be a Change of Control Transaction.

“Common Stock” means the Corporation’s common stock, $.01 par value, and any Capital Stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $.01 per share issuable upon conversion of the Series B Preferred; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Fair Market Value” means:

(i)            in the case of shares of stock where, at least four months prior to the issuance thereof, other shares of the same class had already been listed on the New York Stock Exchange or NASDAQ, the average of the daily volume-weighted average prices of such stock for the five consecutive trading days immediately preceding the day as of which Fair Market Value is being determined;

(ii)           in the case of securities not covered by clause (i) above or other property, the fair market value of such securities or such other property as mutually agreed in good faith by the Board of Directors, on the one hand, and the holders of a majority of the then outstanding Series B Preferred, on the other hand, assuming, in the case of securities, such securities are fully distributed and, in the case of securities or other property, such items are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell, and taking into account all relevant factors; and

(iii)         in the case of cash, the amount thereof.

“Investor Rights Agreement” means the Investors Rights Agreement, dated as of May 23, 2014, by and among the Corporation and Aero Investors LLC, a Delaware limited liability company, as such agreement may from time to time be amended in accordance with its terms.

“Issuance Date” means May 23, 2014.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the New York Stock Exchange System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the New York Stock Exchange System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the New York Stock Exchange System or the over-the-counter market, the “Market Price” shall be the fair value thereof mutually agreed in good faith by the Board of Directors, on the one hand, and the holders of a majority of the Series B Preferred, on the other hand.

“New Securities” has the meaning ascribed to such term in the Investor Rights Agreement.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its Capital Stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 23, 2014, by and among the Corporation and Aero Investors LLC, a Delaware limited liability company, as such agreement may from time to time be amended in accordance with its terms.

“Standstill Period” has the meaning ascribed to such term in the Investor Rights Agreement.

10.                Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

* * * * *

IN WITNESS WHEREOF, the undersigned hereby affirms the foregoing as true under penalties of perjury as of this 23rd day of May, 2014.

AÉROPOSTALE, INC.

By:	/s/ Marc D. Miller
Name: Marc D. Miller
Its: Executive Vice President and Chief Financial Officer

{Aéropostale, Inc. -
Certificate of Designation – Series B Convertible Preferred Stock}

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